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                                                                  EXHIBIT 99.1

SALES TRENDS:

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                                  12/31/00      01/31/01     02/28/01      03/31/01     04/30/01      05/31/01
                                  --------      --------     --------      --------     --------      --------
Cooper Industries                    10%          5-10%         0-5%          5%          0-5%        (0-5)%
Electrical Products                  13%         10-15%        5-10%          8%          0-5%        (0-5)%
Tools & Hardware                     (2)%         (0-5)%       (0-5)%        (7)%       (5-10)%       (0-5)%

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED MAY 31, 2001.

COOPER INDUSTRIES

Sales for the three months ended May 31, 2001, declined 0 - 5%, compared with last year.

         o Incremental contribution to revenues from recent acquisitions diminishes as the anniversary of those acquisitions approaches.

         o Currency translation continues to have a modest negative impact.

ELECTRICAL PRODUCTS

Sales for the three months ended May 31, 2001, declined 0 - 5%, compared with last year.

         o Telecommunications and electronics product sales were considerably weakened by lower demand from key customers, affecting sales of fuses, other circuit protection products and enclosures.

         o Construction-related markets continued to soften, impacting sales of many products, including utility products, lighting fixtures and wiring devices.

         o Utility spending on distribution system products - distribution transformers and power management products - remains weak.

         o Demand for electrical construction materials remains slow, with some recent improvements in international markets.

         o        European-based business demand remained firm.

         o Competitive pressures continue to impact pricing in many markets.

         o Recent acquisitions, B-Line and Eagle Electric being the two most significant of these, continue to provide an increase to sales.

         o        Currency translation effects remain modestly negative.


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TOOLS AND HARDWARE

Sales for the three months ended May 31, 2001, declined 0 - 5%, compared with last year.

         o Slowing industrial activity in North America has led to reduced demand for power and hand tools.

         o Assembly equipment shipments, particularly from our European operations, continue at levels higher than last year.

         o        Currency translation effects remain modestly negative.

Note: Includes impacts of acquisitions and divestitures.